Exhibit 99.1

Listed on the New York Stock Exchange (KIM)	NEWS RELEASE

Kimco Realty Announces Pricing of Inaugural Issuance of Green Bonds

JERICHO, N.Y., July 7, 2020 – Kimco Realty Corp. (NYSE: KIM) today announced the pricing of its public offering of $500 million aggregate principal amount of 2.700% notes due 2030 (the “green bonds”) with an effective yield of 2.751%, maturing October 1, 2030. The offering is expected to settle on July 13, 2020, subject to customary closing conditions.

The company intends to allocate an amount equal to the net proceeds from this offering to finance or refinance, in whole or in part, recently completed, existing or future eligible green projects (the “eligible green projects”). Eligible green projects include the development and acquisition of green buildings, energy efficient building upgrades, installation of sustainable water and wastewater management systems, and the development of renewable energy. The company believes that the green bond framework set forth in the prospectus supplement pursuant to which this offering is being made is in alignment with the four core components of the Green Bond Principles, 2018 (GBP) as administered by the International Capital Market Association. Pending allocation of an amount equal to the net proceeds from the offering to eligible green projects, net proceeds will be used to repay borrowings outstanding under the company’s term loan credit facility maturing in April 2021 (subject to a one-year extension) (of which $325.0 million were outstanding as of June 30, 2020), which borrowings bear interest at a rate of LIBOR plus 1.400%.

Deutsche Bank Securities Inc., Jefferies LLC, U.S. Bancorp Investments, Inc., Wells Fargo Securities, LLC, BMO Capital Markets Corp. and J.P. Morgan Securities LLC served as joint book-running managers for the green bonds. BNP Paribas Securities Corp., Regions Securities LLC and TD Securities (USA) LLC served as senior co-managers for the green bonds. Barclays Capital Inc., BofA Securities, Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC, Scotia Capital (USA) Inc. and SunTrust Robinson Humphrey, Inc. served as co-managers for the green bonds.

The offering of the green bonds is being made pursuant to an effective shelf registration statement, prospectus and related prospectus supplement. Copies of the prospectus supplement and the base prospectus, when available, may be obtained by contacting Deutsche Bank Securities Inc., by telephone at 1-800-503-4611, by e-mail: prospectus.CPDG@db.com or at the following address: Attn: Prospectus Group, 60 Wall Street, New York, NY 10005; Jefferies LLC, by telephone at (877) 877-0696, by e-mail: DCMProspectuses@jefferies.com or at the following address: 520 Madison Avenue, 3rd Floor, New York, NY 10022, Attention: Debt Capital Markets; U.S. Bancorp Investments, Inc., by telephone at 1-877-558-2607 or at the following address: 214 N. Tryon Street, 26th Floor, Charlotte, NC 28202; and Wells Fargo Securities, LLC, by telephone at (800) 645-3751 (toll free), by email: wfcustomerservice@wellsfargo.com or at the following address: 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, Attn: WFS Customer Service. Investors may also obtain these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Kimco

Kimco Realty Corp. (NYSE:KIM) is a real estate investment trust (REIT) headquartered in Jericho, N.Y. that is one of North America’s largest publicly traded owners and operators of open-air, grocery-anchored shopping centers and mixed-use assets. As of March 31, 2020, the company owned interests in 401 U.S. shopping centers and mixed-use assets comprising 70 million square feet of gross leasable space primarily concentrated in the top major metropolitan markets. Publicly traded on the NYSE since 1991, and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for more than 60 years.

Listed on the New York Stock Exchange (KIM)	NEWS RELEASE

 Safe Harbor Statement

The statements in this news release state the company’s and management’s intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected in such forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the company, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations and management’s ability to estimate the impact of such changes, (vi) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (vii) pandemics or other health crises, such as coronavirus disease 2019 (COVID-19), (viii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (ix) valuation and risks related to the company’s joint venture and preferred equity investments, (x) valuation of marketable securities and other investments, (xi) increases in operating costs, (xii) changes in the dividend policy for the company’s common and preferred stock and the company’s ability to pay dividends at current levels, (xiii) the reduction in the company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xiv) impairment charges,(xv) unanticipated changes in the company’s intention or ability to prepay certain debt prior to maturity and/or hold certain securities until maturity and (xvi) inability of the parties to satisfy certain closing conditions. Additional information concerning factors that could cause actual results to differ materially from those forward- looking statements is contained from time to time in the company’s Securities and Exchange Commission (“SEC”) filings. Copies of each filing may be obtained from the company or the SEC.

The company refers you to the documents filed by the company from time to time with the SEC, specifically the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2019, as may be updated or supplemented in the company’s Quarterly Reports on Form 10-Q and the company’s other filings with the SEC, which discuss these and other factors that could adversely affect the company’s results. The company disclaims any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise.

###

CONTACT:
David F. Bujnicki
Senior Vice President, Investor Relations and Strategy

Kimco Realty Corporation
1-866-831-4297

dbujnicki@kimcorealty.com